Exhibit 99.1

Date:	May 31, 2023
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA Bancorp, Inc. Announces Settlement with Department of Justice

Stroudsburg, PA. – May 31, 2023 - ESSA Bank & Trust (ESSA), the wholly owned subsidiary of ESSA Bancorp, Inc. (NASDAQ:ESSA), today announced it has entered into a settlement with the U.S. Department of Justice (DOJ) to resolve allegations that it violated fair lending laws in the Philadelphia Metropolitan Statistical Area (MSA).

As noted in the Consent Order resolving the case, ESSA categorically denies violating any fair lending laws or engaging in “redlining.”

Under the settlement, ESSA agrees to provide $2.9 million in mortgage loan subsidies over a five-year period for majority Black and Hispanic census tracts, with at least 50% of those subsidies to be invested in specified Philadelphia MSA census tracts in proximity to ESSA’s two Delaware County branch locations. The remainder of the subsidies may be used in other qualifying areas.

ESSA is also committing $250,000 in additional focused marketing and outreach, $125,000 in community development partnerships, and making investments in additional mortgage professionals and a community development officer focused on statistically underserved communities.

The settlement includes no civil penalties levied against ESSA.

“This settlement reflects our business decision to avoid the costs, uncertainties, and distractions of litigation,” said Gary S. Olson, President and CEO of ESSA.

Olson observed that “during the time period covered by the government’s Complaint, ESSA did not receive a single fair lending complaint from any customer or potential customer,” noting further that in 2018 (within the time covered by the government’s Complaint), ESSA opened a branch and business center in downtown Allentown, Pennsylvania in a majority minority census tract.

“ESSA and its Board of Directors believe this is a constructive resolution to a dispute that has lasted several years,” Olson continued. “It is consistent with our guiding principles and longstanding commitment to provide equal lending opportunities to all of the communities we are privileged to serve. We plan on using these loan subsidy funds to expand opportunities for qualified borrowers who can benefit from this assistance. We’re happy and pleased to help families purchase homes. It is simply the right thing to do.”

ESSA has consistently demonstrated corporate leadership through a diverse, highly qualified and independent Board of Directors. The Bank has long been recognized for its innovation in helping communities and borrowers, such as participating in private/public partnerships like the federal Court-Assisted Re-Entry (CARE) and Philadelphia-based Supervision to Aid Re-Entry (STAR) programs, and Pennsylvania’s State Transition Re-Entry Incentive Validating Endeavors (STRIVE) program, which provide loans and financial education to individuals re-entering the community after a period of incarceration.

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531   Fax: 570-421-7158

ESSA also provides housing assistance grants to Houwzer’s RiseUp Fund and has supported the Ripple Community Village Adopt-An-Apartment Project in Allentown, among numerous other community activities within its service areas. ESSA assisted more than 700 companies save hundreds of jobs by participating in the Paycheck Protection Plan during the COVID-19 pandemic.

Olson concluded: “We are proud of our record of community service. While vehemently denying the government’s allegations of redlining, we have cooperated expeditiously and fully with the investigation into this matter. We look forward to continuing to work closely with the DOJ going forward, and just as importantly, with our communities, to provide lending opportunities for all qualified borrowers, no matter their background, or where they live or work.”

About the Company

ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $2.0 billion and has 21 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and Southeastern Pennsylvania markets. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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